Exhibit 3.8

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION OF
DERMADOCTOR, LLC, A MISSOURI LIMITED LIABILITY COMPANY, AND

DERMADOCTOR, INC., A DELAWARE CORPORATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is dated               , 2018 (this “Agreement”), and is by and between DERMAdoctor, LLC, a Missouri limited liability company (“DRLLC”), and DERMAdoctor, Inc., a Delaware corporation (“DRINC”).

WHEREAS, DRLLC’s Members and Managers and DRINC’s Stockholders and Board of Directors have approved and deem it in the best interest of the Members of DRLLC and the Stockholders of DRINC, respectively, to consummate the merger provided for herein in which DRLLC will merge with and into DRINC, with DRINC being the surviving entity, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, such merger shall take place pursuant to a plan of merger in the form set forth in the Articles of Merger attached hereto as Exhibit A and the Certificate of Merger attached hereto as Exhibit B (the “Merger”);

WHEREAS, the Members and Managers of DRLLC and the Stockholders and Board of Directors of DRINC have approved the Merger and the execution of the Articles of Merger attached hereto as Exhibit A and the Certificate of Merger attached hereto as Exhibit B;

WHEREAS, the laws of the States of Missouri and Delaware permit the Merger and the parties hereto wish to merge under and pursuant to the provisions of such laws; and

WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1              The Merger. At the Effective Time, as defined in Section 1.2, the Merger shall be effected by merging DRLLC with and into DRINC, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Missouri Limited Liability Company Act (the “MRS”), whereupon: (i) the separate corporate existence of DRLLC shall cease and (ii) DRINC shall continue as the surviving company.

1.2              Effective Time. On the Closing Date, as defined in Article IV, the parties shall file the Certificate of Merger with the Secretary of State of the State of Delaware and shall file the Articles of Merger with the Missouri Secretary of State, and make all other filings or recordings required by the DGCL and MRS in connection with the Merger. The Merger shall become effective at the time as both the Certificate of Merger is duly filed and accepted with the Secretary of State of Delaware and the Articles of Merger are duly filed and accepted with the Missouri Secretary of State (the time the Mergers become effective being the “Effective Time”).

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1.3              Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the DGCL and, as applicable, the MRS. Without limiting the foregoing, and subject thereto, at the Effective Time: (i) all of the property, rights, powers, privileges and franchises of DRLLC shall be vested in DRINC, and (ii) all of the debts, liabilities and duties of DRLLC shall become the debts, liabilities and duties of DRINC.

1.4             Certificate of Incorporation and Bylaws. The certificate of incorporation and the bylaws of DRINC as in effect immediately prior to the Effective Time shall remain the certificate of incorporation and bylaws of DRINC until thereafter amended as provided therein or by applicable law.

1.5              Officers and Directors. The officers and directors of DRINC immediately prior to the Effective Time shall remain the officers and directors of DRINC, and shall hold office in accordance with the certificate of incorporation and bylaws of DRINC until the earlier of the applicable officer’s or director’s resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

1.6              Conversion of Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Members or Managers of DRLLC or the Stockholders or Board of Directors of DRINC: (i) each issued and outstanding Unit of membership interest in DRLLC shall be converted into and become [______________________] shares of common stock, par value $0.001 per share, of DRINC. For share calculations under this Section 1.6, the number of shares to be issued will be the number calculated and rounded to the nearest whole share.

1.7              Options and Warrants. Effective as of the Effective Time, all outstanding options and warrants (if any) that have been issued by DRLLC will be assumed by DRINC, and the holders thereof shall be entitled to exercise such options and warrants until their stated expiration date for an equivalent amount of securities at proportionately adjusted exercise price to give effect to the Merger, as determined by the Board of Directors of DRINC in good faith.

1.8              No Further Ownership Rights in Units. From and after the Effective Time, the holders of Units in DRLLC outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such DRLLC Units, and as such will automatically be cancelled.

1.9             Approval of Merger. (i) DRLLC’s Members and Managers have approved this Agreement and the Merger and (ii) DRINC’s Stockholders and Board of Directors have approved this Agreement and the Merger.

ARTICLE II
DRLLC Representations

DRLLC represents to DRINC as of the date of this Agreement and as of the Closing Date as follows:

2.1             Organization and Good Standing. DRLLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Missouri, with all limited liability company power and authority necessary to own or use its assets and conduct its business as it is now being conducted. DRLLC is duly qualified to do business as a foreign entity in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on: (i) its ability to perform its obligations under this Agreement or (ii) the assets, financial position, or results of operations of DRLLC.

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2.2              Authority. DRLLC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of this Agreement and performance by DRLLC of its obligations hereunder have been duly authorized by the Members and the Managers of DRLLC and no other proceedings on the part of DRLLC is necessary with respect thereto.

2.3              Enforceability. This Agreement constitutes the valid and binding obligation of DRLLC, enforceable in accordance with its terms, except as enforceability is limited by: (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

2.4              Consents. DRLLC is not required to obtain the consent of any person, including the consent of any party to any contract to which DRLLC is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

2.5             No Violations. The execution and delivery of this Agreement by DRLLC and the performance of its obligations hereunder do not: (i) violate any provision of DRLLC’s organizational documents as currently in effect; (ii) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien on any of the properties or assets of DRLLC under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which DRLLC is a party or by which any properties or assets of DRLLC are bound; or (iii) to DRLLC’s knowledge, contravene, conflict with, or violate any law or order to which it is subject.

2.6             Accredited Investors. To DRLLC’s knowledge, all of DRLLC’s members are “accredited investors” as that term is defined by Rule 501(a) of Regulation D, as promulgated under the Securities Act of 1933, as amended.

ARTICLE III
DRINC representations

DRINC represents to DRLLC as of the date of this Agreement and as of the Closing Date as follows:

3.1              Organization and Good Standing. DRINC is validly existing, and in good standing under the laws of the State of Delaware, with all corporate power and authority necessary to own or use its assets and conduct its businesses as it is now being conducted. DRINC is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on: (i) its ability to perform its obligations under this Agreement or (ii) its assets, financial position, or results of operations.

3.2             Authority. DRINC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of this Agreement and performance by DRINC of its obligations hereunder have been duly authorized by the Stockholders and Board of Directors of DRINC and no other proceedings on the part of either is necessary with respect thereto.

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3.3             Enforceability. This Agreement constitutes the valid and binding obligation of DRINC, enforceable in accordance with its terms, except as enforceability is limited by: (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

3.4              Consents. DRINC is not required to obtain the consent of any person, including the consent of any party to any contract to which either is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

3.5             No Violations. The execution and delivery of the agreement by DRINC and the performance of its obligations hereunder does not: (i) violate any provision of its organizational documents as currently in effect; (ii) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien on any of the properties or assets of either under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which either is a party or by which any properties or assets of either is bound; or (iii) to DRINC’s knowledge, contravene, conflict with, or violate any law or order to which it is subject.

3.6             Capitalization. The authorized capital stock of DRINC consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 100 shares are issued and outstanding (the “Outstanding Shares”) and 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding. All of the shares of common stock outstanding of DRINC have been duly authorized and validly issued and are fully paid and non-assessable. There are no securities of DRINC outstanding that contain anti-dilution or similar provisions that will be triggered by the Merger. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon DRINC for the purchase or acquisition of any shares of its capital stock. There are no agreements for the registration of any outstanding shares of capital stock of DRINC.

3.7             Liabilities.  DRINC has no debts, liabilities or obligations and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by DRINC or otherwise related to its business that may survive the Merger.

3.8              Litigation. There are no actions, suits, proceedings or investigations (including any purportedly on behalf of DRINC) pending or threatened against or affecting the businesses or properties of DRINC whether at law or in equity or admiralty or before or by any governmental department, commission, board, agency, court or instrumentality, domestic or foreign; nor is the operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or other governmental department, commission, board, agency or instrumentality, domestic or foreign. No written inquiries or oral inquiries have been made directly to DRINC by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require DRINC to undertake a course of action which would involve any expense. No filings have been made by any present or former employee of any of DRINC with the Equal Employment Opportunity Commission or any governmental agency, asserting any claim based on alleged race, gender (including, without limitation, sexual harassment), age or other type of discrimination on the part of DRINC.

3.9               Enforceability. This Agreement constitutes the valid and binding agreement of DRINC, enforceable against DRINC in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

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ARTICLE IV
the closing

4.1            Closing. The parties shall hold the closing of the transactions contemplated by this Agreement (the “Closing”) at Gracin & Marlow, LLP in New York, New York at 10:00 A.M. on [            ], 2018 or at such other time and place as the parties agree (the date of the Closing, the “Closing Date”).

ARTICLE V
Miscellaneous

5.1            Reasonable Efforts. Subject to the conditions of this Agreement, each of the parties shall use the efforts that a reasonable person would make so as to achieve that goal as expeditiously as possible to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws to consummate the transactions contemplated by this Agreement as promptly as practicable including but not limited to: (i) taking such actions as are necessary to obtain any required approval, consent, ratification, filing, declaration, registration, waiver, or other authorization and (ii) satisfying all conditions to Closing at the earliest possible time.

5.2            Transaction Costs. Each party shall pay its own fees and expenses (including without limitation the fees and expenses of its representatives, attorneys, and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this Agreement.

5.3             Assignment. No party may assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the other party.

5.4             Binding. This Agreement binds, and inures to the benefit of, the parties and their respective permitted successors and assigns.

5.5             Governing Law. The laws of the State of Delaware (without giving effect to its conflict of laws principles) govern all matters arising out of this Agreement, including without limitation tort claims.

5.6             Entirety of Agreement. This Agreement, together with the Certificate of Merger and Articles of Merger, constitute the entire agreement of the parties concerning the subject matter hereof and supersede all prior agreements, if any.

5.7             Further Assurances. Each of DRLLC and DRINC shall execute and deliver such additional documents and instruments and perform such additional acts as the other party may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the transactions contemplated hereby, and to effectuate the intent of this Agreement.

5.8              References to Time. All references to a time of day in this Agreement are references to the time in the State of New York.

5.9             Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

5.10           Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

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5.11           No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns. The undersigned are signing this Agreement on the date stated in the introductory clause.

DERMADOCTOR, LLC,
a Missouri limited liability company

By:
Name;	Jeff Kunin
Title:	Chief Operating Officer

DERMADOCTOR, INC.,
a Delaware corporation

By:
Name;	Jeff Kunin
Title:	Chief Executive Officer and
Chief Operating Officer

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EXHIBIT A

Articles of Merger

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EXHIBIT B

Certificate of Merger

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